Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Financial Statements
December 31, 2018 and 2017

Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Financial Statements
Years Ended December 31, 2018 and 2017

Contents

Report of Independent Auditors..................................................................................................................................................	1
Financial Statements
Balance Sheets.............................................................................................................................................................................	2
Statements of Income..................................................................................................................................................................	3
Statements of Changes in Members’ Capital...............................................................................................................................	4
Statements of Cash Flows...........................................................................................................................................................	5
Notes to Financial Statements.....................................................................................................................................................	6

Exhibit 99.2

Report of Independent Auditors

The Management Committee and Members
Caesar Oil Pipeline Company, LLC

We have audited the accompanying financial statements of Caesar Oil Pipeline Company, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, of members’ capital and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caesar Oil Pipeline Company, LLC at December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
February 18, 2019

Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Balance Sheets

	December 31
	2018	2017
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$2,970	$4,774
Accounts receivable
Related parties	3,352	3,221
Third parties	755	995
Total current assets	7,077	8,990

Pipelines and equipment, net	214,471	219,401
Total assets	$221,548	$228,391

Liabilities and members' capital
Current liabilities:
Payable to related parties	$344	$324
Accounts payable and accrued liabilities	711	486
Total current liabilities	1,055	810

Asset retirement obligation	7,297	6,892
Members' Capital	213,196	220,689
Total liabilities and members' capital	$221,548	$228,391

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Statements of Income

	Year Ended December 31
	2018	2017
	(In Thousands)
Revenue
Transportation revenue
Related parties	$35,816	$36,567
Third parties	9,258	11,332
Other income	75	66
	45,149	47,965

Costs and expenses
Operating and maintenance expenses	8,306	4,519
General and administrative expenses	1,578	1,474
Depreciation and amortization	4,930	5,020
Property taxes	—	18
Accretion expense - asset retirement obligation	405	382
Total costs and expenses	15,219	11,413
Net income	$29,930	$36,552

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Statements of Changes in Members' Capital
Years Ended December 31, 2018 and 2017
(In Thousands)

Members' capital at January 1, 2017	$229,637
Members distributions	(45,500)
Net income	36,552
Members' capital at December 31, 2017	220,689
Members distributions	(37,423)
Net income	29,930
Members' capital at December 31, 2018	$213,196

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

Caesar Oil Pipeline Company, LLC
Statements of Cash Flows

	Year Ended December 31
	2018	2017
	(In Thousands)
Cash flows from operating activities
Net income	$29,930	$36,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,930	5,020
Accretion expense - asset retirement obligation	405	382
Changes on working capital:
(Increase) decrease in accounts receivable - affiliates	(131)	415
Decrease (increase) in accounts receivable - third parties	240	(177)
Increase (decrease) in accounts payable - affiliates	20	(4,893)
Increase (decrease) in accounts payable and accrued liabilities	225	(895)
Decrease in deferred charges	—	5
Net cash provided by operating activities	35,619	36,409

Cash flows from investing activities
Capital expenditures	—	(10)
Cash used in investing activities	—	(10)

Cash flows from financing activities
Members distributions	(37,423)	(45,500)
Cash used in financing activities	(37,423)	(45,500)

Net (decrease) in cash and cash equivalents	(1,804)	(9,101)
Cash and cash equivalents at beginning of year	4,774	13,875
Cash and cash equivalents at end of year	$2,970	$4,774

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2
Caesar Oil Pipeline Company, LLC
Notes to Financial Statements
December 31, 2018 and 2017

1. Organization and Nature of Business

Caesar Oil Pipeline Company, LLC (the Company) was formed as a Delaware limited liability company on June 15, 2001.

Pursuant to the limited liability company agreement, the ownership interest in the Company is: Mardi Gras Transportation System, Inc. (MGTSI) – 56%, BHP Billiton Petroleum (Deepwater), Inc. – 25%, Shell Pipeline Company, LP (SPLC) – 15%, and Union Oil Company of California – 4% (collectively, the Members). Contributions and distributions, as well as profits and losses, are required to be allocated among the Members on a pro rata basis in accordance with their respective ownership interests. As the Company is a limited liability company, no member is liable for debts, obligations, or liabilities, including under a judgment decree or order of a court. The Company shall continue until such time as a certificate of cancellation is filed with the Secretary of the State of Delaware.

The purpose and business of the Company is to plan, design, construct, acquire, own, maintain, and operate the crude oil pipeline system (the Pipeline), to market the services of the Pipeline, and to engage in any activities directly or indirectly relating thereto. The 24-inch and 28-inch diameter, 115-mile-long Pipeline delivers crude oil from the Holstein, Mad Dog, and Atlantis fields in Southern Green Canyon to the Manta Ray Pipeline System in Ship Shoal Block 332 and is designed to deliver a maximum of 450,000 barrels per day.

Operating Agreements

On February 11, 2002, the Company entered into the Operating, Management, and Administrative Agreement (prior Operating Agreement) with MGTSI, which provides the guidelines under which MGTSI is to operate and maintain the Pipeline and perform all required administrative functions. This agreement was cancelled on July 1, 2017, with the transition of operatorship to SPLC.

On July 1, 2017, the Company entered into the Operating and Administrative Management Agreement (the Operating Agreement) with SPLC, which provides the guidelines under which SPLC is to operate and maintain the Pipeline and perform all required administrative functions. SPLC is an affiliate of Shell Midstream Partners, LP.

2. Summary of Significant Accounting Policies

The following significant accounting policies are practiced by the Company and are presented as an aid to understanding the financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid, temporary cash investments having an original maturity of three months or less when purchased.

Accounts Receivable

The Company’s accounts receivable represents valid claims against customers for transportation services. We establish provisions for losses on accounts receivable due from shippers if we determine that we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at each balance sheet date. As of December 31, 2018 and 2017, we did not have any allowance for doubtful accounts.

Exhibit 99.2
Caesar Oil Pipeline Company, LLC
Notes to Financial Statements (continued)
December 31, 2018 and 2017

Concentration of Credit and Other Risks

A significant portion of the Company’s revenues and receivables are from related parties as well as certain other oil and gas companies. While management considers the risk of significant loss remote, given our concentration of customers, we may be exposed to credit risk as our customers may be similarly affected by changes in economic, regulatory, regional, and other factors. The following table shows revenues from third party and affiliate customers that accounted for a 10% or greater share of total revenues for the indicated years:

	Year Ended December 31
	2018	2017
	(In Thousands)
Customer A (affiliate)	$20,513	$20,956
Customer B (affiliate)	13,339	13,469
Customer C (third party)	5,285	6,122

The following table shows accounts receivable from third party and affiliate customers that accounted for a 10% or greater share of total net accounts receivable for the indicated period ends:

	December 31
	2018	2017
	(In Thousands)
Customer A (affiliate)	$1,911	$1,826
Customer B (affiliate)	1,246	1,155
Customer C (third party)	490	543

Development and production of crude in the service area of the pipeline are subject to, among other factors, prices of crude and federal and state energy policy, none of which are within the Company’s control.

We have concentrated credit risk for cash by maintaining deposits in a major bank, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (“FDIC”). We monitor the financial health of the bank and have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk.

Pipelines and Equipment, Net

Pipelines and equipment are recorded at historical cost less accumulated depreciation and impairment charges, if any. Additions and improvements to the assets under construction are capitalized. Pipelines and equipment consist primarily of the offshore underwater gathering system, which includes rights-of-way, pipe, equipment, material, labor, and overhead. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets. The Company uses one estimated useful life for the pipelines and equipment, which is based on the longest useful life of the connecting platforms. As of December 31, 2018, the remaining estimated useful life of the pipelines and equipment was 40 years.

Line fill, included in pipelines and equipment, represents crude oil acquired to commence operations of the Pipeline and is valued at historical cost less any historical impairments.

Impairment of Long-lived Assets

Long-lived assets of identifiable business activities are evaluated for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying values based on the long-lived asset’s

Exhibit 99.2
Caesar Oil Pipeline Company, LLC
Notes to Financial Statements (continued)
December 31, 2018 and 2017

ability to generate future cash flows on an undiscounted basis. When an indicator of impairment has occurred, we compare our management’s estimate of forecasted undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the assets are recoverable (i.e., the undiscounted future cash flows exceed the net carrying value of the assets). If the assets are not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. We determined that there were no asset impairments in the years ended December 31, 2018 or 2017.

Asset Retirement Obligation

The Company accounts for its asset retirement obligations (ARO) in accordance with Accounting Standards Codification (ASC) 410-20, Asset Retirement Obligations. ASC 410-20 specifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the fair value of the liability can be reasonably estimated. ASC 410-20 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets. When the liability is initially recorded, the Company capitalizes an equivalent amount as part of the cost of the asset. Over time, the liability will be accreted for the change in its present value each period, and the capitalized cost will be depreciated over the useful life of the related asset.

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. Our asset retirement obligations relate to the platform facilities of Atlantis, Holstein and Mad Dog. We have recognized asset retirement obligations of $7.3 million and $6.9 million as of December 31, 2018 and 2017, respectively.

Environmental Liabilities

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties. Projected cash expenditures are presented on an undiscounted basis. At December 31, 2018 and 2017, no amounts were accrued by the Company for environmental liabilities.

Revenue Recognition

In general, we recognize revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. Revenue recognition for the transportation of crude oil is based on volumes received from the Holstein, Mad Dog, and Atlantis production facilities and delivered to the Ship Shoal Block 332 interconnect facilities in accordance with contractual terms with the respective shippers at the time the transportation services are delivered.

Income Taxes

The Company is treated as a partnership under the provisions of the United States Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect a provision for income taxes, as the results of operations and related credits and deductions will be passed through to and taken into account by its Members in computing their respective income taxes.

On December 22, 2017, the Tax Cuts and Jobs Act bill was enacted, which includes a broad range of tax reform legislation affecting businesses, including reducing the corporate tax rate, changes to business deductions and sweeping changes to international tax provisions. The Company analyzed these impacts and believe that the impacts would be on the members of the entity and not the entity itself. As such, no adjustment was made to the financial statements in relation to tax reform.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable.

Exhibit 99.2
Caesar Oil Pipeline Company, LLC
Notes to Financial Statements (continued)
December 31, 2018 and 2017

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Management believes that these estimates are reasonable.

3. Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2014-09 to Topic 606, Revenue from Contracts with Customers, which superseded nearly all revenue recognition guidance in Topic 605, Revenue Recognition, under GAAP. The ASU's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The update is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. The update allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements.

We adopted the requirements of the new standard on January 1, 2019 under the modified retrospective transition method. We performed a review of all our revenue contracts to evaluate the effect of the new standard on our revenue recognition practices and concluded that there is no impact from the adoption of this standard. Thus, no cumulative effect transition adjustment was made to equity. We have also completed the evaluation of new disclosure requirements and identification of impacts to our business processes, systems and controls to support recognition and disclosure under the new guidance.

In February 2016, the FASB issued ASU 2016-02 to Topic 842, Leases, which requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either a financing lease or operating lease with classification affecting the pattern of expense recognition in the statements of income and presented in the statements of cash flows. This update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. For lessors, this update modifies the classification criteria and the accounting for sales-type and direct financing leases. This update is effective on a modified retrospective basis.

Under the new standard, the adoption date for non-public business entities is January 1, 2020. We plan to adopt ASC Topic 842 at that time; and are currently evaluating its impact to our financial statements and related disclosures.

4. Pipelines and Equipment, Net

Pipelines and equipment at December 31, 2018 and 2017 consist of the following:

	December 31
	2018	2017
	(In Thousands)
Transportation assets	$307,292	$307,292
Line fill inventory	11,513	11,513
Deepwater pipeline repair equipment	3,328	3,328
Assets under construction	2,518	2,518
	324,651	324,651
Less accumulated depreciation	(110,180)	(105,250)
Pipelines and equipment, net	$214,471	$219,401

Exhibit 99.2
Caesar Oil Pipeline Company, LLC
Notes to Financial Statements (continued)
December 31, 2018 and 2017

Pipeline assets consist of, among other things, pipeline construction, line pipe, line pipe fittings, and pumping equipment. Pipelines and equipment are depreciated using the straight-line method. Total depreciation expense was $4.9 million and $5.0 million, respectively, for years ended December 31, 2018 and 2017.

5. Related-Party Transactions

A significant portion of the Company’s operations is with related parties. Transportation revenues of $35.8 million and $36.6 million during 2018 and 2017, respectively, were earned from transporting oil for the affiliates of the Members.

At December 31, 2018 and 2017, the Company had receivables due from Members and their affiliates of $3.4 million and $3.2 million, respectively.

The Company has no employees and relies on the Operator to provide personnel to perform daily operating and administrative duties on behalf of the Company. In accordance with the Operating Agreement and other agreements between the Members, management services are provided to the Company by SPLC. These include corporate facilities and services such as executive management, supervision, accounting, legal, and other normal and necessary services in the ordinary course of the Company’s business. The management fees paid for costs and expenses incurred on behalf of the Company were $0.9 million and $0.8 million during 2018 and 2017. In 2018, $0.9 million was paid to SPLC as Operator. In 2017, $0.4 million was paid to both MGTSI and SPLC as each served as Operator for 6 months of the year. Management fees are included in general and administrative expenses in the income statements. At December 31, 2018 and 2017, the Company had payables due to Members and their affiliates of $0.3 million.

6. Asset Retirement Obligation

The value of the AROs was determined based upon expected future costs using existing technology.

The changes in the Company’s AROs for the years ended December 31, 2018 and 2017, were as follows (in thousands):

Balance at January 1, 2017	$6,510
Accretion expense	382
Balance at December 31, 2017	6,892
Accretion expense	405
Balance at December 31, 2018	$7,297

7. Commitments and Contingencies

In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, the Company is in compliance with existing laws and regulations and is not aware of any violations that will materially affect the financial position, results of operations, or cash flows of the Company.

8. Subsequent Events

In preparing the accompanying financial statements, we have reviewed events that have occurred after December 31, 2018 up until February 18, 2019, which is the date of the issuance of the financial statements. Any material subsequent events that occurred during this time have been properly disclosed in the financial statements.